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                                  EXHIBIT 15
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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

We are aware that our report dated April 10, 1995 on our review of interim financial information of Life Technologies, Inc. (the Company) for the three-month periods ended March 31, 1995 and 1994, included in the Company's Form 10-Q is incorporated by reference in the Company's Registration Statement on Form S-8 pertaining to the Life Technologies, Inc. 1995 Long-Term Incentive Plan. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Section 7 and 11 of that Act.



                                                        COOPERS & LYBRAND L.L.P.


Washington, D.C.
June 1, 1995